Exhibit 99.1
Daniel K. Spiegelman Elected to Board of Directors of Omeros
Seattle, Washington — December 09, 2009 — Omeros Corporation today announced that its Board of Directors has elected Daniel K. Spiegelman to serve on the Company’s Board. Mr. Spiegelman has also been appointed to serve as Chairman of the Audit Committee.
“We are very pleased to welcome Dan to our Board and look forward to working with him,” stated Gregory Demopulos, M.D., Chairman and CEO of Omeros. “Dan brings a substantial depth and breadth of financial experience in public biotech companies. He will be a valuable asset to Omeros as we prepare to bring our products to market.”
“I am excited to be joining Omeros’ Board,” stated Daniel Spiegelman. “The strength of the Company’s management team and pipeline provide significant and multiple opportunities to advance science and improve the lives of patients. I look forward to contributing to the Company’s success.”
Mr. Spiegelman has over 25 years of executive management, finance and operations experience. He was senior vice president and chief financial officer at CV Therapeutics prior to and during its acquisition by Gilead earlier this year. Prior to that, he was employed by Genentech, where he served as Treasurer and held a number of other senior financial positions. Mr. Spiegelman also serves on the boards of directors and chairs the audit committees of Affymax, Cyclacel Pharmaceuticals and Oncothyreon, all publicly traded biopharmaceutical companies. He earned his M.B.A. from the Stanford Graduate School of Business and his B.A. in economics from Stanford University.
About Omeros Corporation
Omeros Corporation is a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products focused on inflammation and disorders of the central nervous system. Omeros’ most clinically advanced product candidates are derived from its proprietary PharmacoSurgery™ platform designed to improve clinical outcomes of patients undergoing arthroscopic, ophthalmological, urological and other surgical and medical procedures. Omeros has four ongoing PharmacoSurgery™ clinical development programs, and its lead product candidate, OMS103HP, is being evaluated in Phase 3 clinical trials for use during arthroscopic surgery to improve postoperative joint function and reduce postoperative pain. Omeros is also building a diverse pipeline of preclinical programs targeting inflammation and central nervous system disorders.

For more information on Omeros, visit the Company’s website at www.omeros.com
Forward-Looking Statements
This press release contains forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, which are subject to the “safe harbor” created by those sections. These statements include, but are not limited to, statements regarding the ability of the Company’s management team and pipeline to advance science and improve the lives of patients. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risks, uncertainties and other factors described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 19, 2009. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

Contact:	Carney Noensie
Burns McClellan
Investor & Media Relations
212-213-0006
cnoensie@burnsmc.com
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